Exhibit 10.5

Consulting and Broker Agreement

This Consulting and Broker Agreement (hereinafter the "Agreement") is made this 19th day of May, 2021 (the "Effective Date"), by and between K&K Consultants Ltd., of 144 A Menachem Begin Rd. Tel-Aviv 6492124, Israel (hereinafter referred to as "K&K") and CannapharmaRx Inc. and their subsidiaries and affiliates (hereinafter referred to as "Client").

WHEREAS, Client desires to purchase and/or produce and/or distribute and/or sell certain cannabis and/or hemp goods, products and services;

WHEREAS, K&K has identified prospective businesses, products and services for purchase and/or sell, which Client desires to evaluate upon the terms and conditions set forth herein.

WHEREAS, K&K has contacts with the cannabis, hemp, tobacco, pharmaceutical, nutraceutical, cosmeceutical, health and beauty, general distributors and retailers, health food grocery chains, traditional grocery chains, hotel gift shops, veterinarians, farming, ranches and other specific related industries. K&K desires to act as intermediary or wholesale broker for Client’s cannabis and hemp goods, products and services.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which is hereby acknowledged, K&K and Client agree as follows:

1.  Right of Refusal

Client shall have the sole and absolute right to accept or reject any offer received from a prospective purchaser/seller/investor. Success Fees (as defined in section 4 of this Agreement) shall be paid to K&K only if a transaction is consummated.

2.  Term and Termination

This Agreement will be in force for a period of one (1) year as of the Effective Date of this Agreement and shall be renewed there after automatically on a year to year basis (the “Term”). Notwithstanding the foregoing, this Agreement may be terminated anytime within thirty (30) days of receipt either party’s written notice from the other party of its intent to terminate this Agreement.

3.  Services

K&K shall use its commercially reasonable efforts and adequate time and attention on a strictly non- exclusive basis to identify businesses, investments, clients and suppliers, products and services and introduce them to Client (the “Services”). All business clients shall be identified in writing by K&K to Client (“Identified Business”) before they shall be deemed covered by this Agreement.

Client shall have seven (7) days after receipt of a written identification from K&K to inform and prove to K&K that a particular business or service with specific business client has already been introduced to Client by another party.

4.  Success Fee

K&K will be entitled to a success fee to be calculated as five percent (5%) of the net value of the business, products and services, purchased or sold by Client as a result of an introduction (the “Success Fee”). All fees and other payments made by Client pursuant to this Agreement shall be made directly to K&K via bank wire transfer net of all fees and where withholding tax has been applied to Client will cover said withholding tax so that K&K receives the amounts stated in this Agreement in its bank account.

4.1  Products and Services

In regards to products and services, Client shall provide K&K a monthly base price sheet for pricing of Client’s products and services. Net value shall be the gross price paid for the products and services minus value added tax, postage and packaging, insurance, refunds and payments not honored by a financial institution.

The Success Fee for products and services will be paid as long as this agreement remains in force and no less than thirty-six (36) months from first official purchase or sell payment (not including samples and tests) per product or service or shorter time in case the venture with the business client K&K introduced will end or terminate before that.

Client shall calculate K&K Success Fee due on no less than a monthly basis and shall be remitted by the fifteenth (15th) day of the month for all funds due for the previous month.

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4.2  Business and Investments

In regards to business purchase and/or investments, Client agrees to pay K&K at the closing of such transaction, a Success Fee based on the total net value to be received directly by Client and/or indirectly by owners, shareholders, affiliates, related parties and/or its subsidiaries (“Client Related Parties”) as a result of the transaction. Net value shall be the value Client and Client Related Parties receive or pay as a result of a transaction and includes, but is not limited to cash, cash equivalents, securities, notes, liabilities assumed by purchasers or investors, assets to be retained by Client (including, but not limited to, cash, accounts receivable, inventory and equipment), earn-outs, royalties, real property sold or leased, equipment and/or intellectual properties sold or leased, employment agreements and consulting agreements in excess of fair market rates, non-competition agreements, and stock or other securities that are received in exchange for Client’s stock or assets. Client shall pay the Success Fee in full due no more than 30 days after closing of such transaction.

4.3  Israeli VAT

In case Client is an Israeli person or Israeli entity or has branch in Israel, all fees pursuant to this Agreement must be paid together with Israeli value added tax. Any value added tax chargeable in respect of any services supplied by K&K under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any fees agreed to be paid hereunder.

5.  Non-Circumvention

During the term of this Agreement and for three (3) years after the termination of this Agreement, Client will not attempt to do business with, or otherwise solicit any buyers, suppliers and/or investors found or otherwise referred by K&K to Client for the purpose of circumventing, the result of which shall be to prevent K&K from realizing or recognizing a commission or Success Fee. If such circumvention shall occur K&K shall be entitled to any commissions due pursuant to this Agreement or Success Fee relating to such transaction. Buyers, suppliers and/or investors includes all affiliated entities of the buyers, suppliers and/or investors (means that the buyers, supplier and/or investors owns 10% or more from the affiliated entities equity).

6.  Indemnity

Client agrees to indemnify and hold harmless K&K, its officers, directors, employees, agents, representatives, attorneys, parents and affiliates against any loss, damage, liability, claim or expense, including reasonable attorneys’ fees, arising out of, relating to or in connection with this Agreement or the Services of K&K hereunder, except to the extent solely attributable to the gross negligence or willful misconduct of K&K. The provisions of this section 6 shall survive termination of this Agreement and shall be binding upon any successor or assign of Client.

7.  Confidentiality

7.1.      In performing the obligations and permitted activities under this Agreement, each party shall come in contact with certain confidential and proprietary information of the other party. For purposes of this Agreement, “Confidential Information” means, subject to the exceptions set forth herein, any information or data, regardless of whether it is in tangible form, disclosed by either party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, has identified in writing as confidential or proprietary within thirty (30) days of disclosure to the other party (the “Receiving Party”), or is information of the type that is customarily considered to be confidential; provided, however, that reports and/or information related to or regarding a Disclosing Party’s business plans, strategies, trade secrets, price lists, customer lists, vendor lists, technology and research and development shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified.

7.2.      Subject to section 7.3. below, the Receiving Party agrees that it will not (i) use any Confidential Information in any way, for its own account or the account of any third party, except for the exercise of its rights and performance of its obligations under this Agreement, or (ii) disclose any Confidential Information to any party, other than furnishing such Confidential Information to (a) its employees and consultants who are reasonably required to have access to the Confidential Information in connection with the exercise of its rights and performance of its obligations under this Agreement and (b) professional advisers, provided that such employees, consultants, and professional advisers are bound by written agreements. The Receiving Party agrees that it will not allow any unauthorized person access to Disclosing Party’s Confidential Information, and that Receiving Party will take all action reasonably necessary to protect the confidentiality of such Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of such Confidential Information. In the event that the Receiving Party is required by law to make any disclosure of any of Disclosing Party’s Confidential Information, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Disclosing Party in seeking to obtain such protection.

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7.3.      The confidentiality obligations set forth in sections 7.1 and 7.2 shall not apply if and to the extent that such information: (i) is in Receiving Party’s possession at the time of disclosure, or (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature other than as a result of any improper inaction or action of Receiving Party, directly or indirectly, or (iii) is approved in advance by the Disclosing Party, in writing, for release, or (iv) is required to be disclosed pursuant to the lawful order of a government authority or disclosure is required by operation of the law to such extent necessary, provided, however, that Receiving Party shall provide the Disclosing Party with prompt prior written notice thereof, if permitted by law, in order to enable the Disclosing Party to seek a protective order or otherwise prevent or contest such disclosure, or (v) that the Receiving Party developed without the use of Confidential Information, or (vi) that the Receiving Party rightfully received such Confidential Information from a third Party who has the right to transfer or disclose it.

7.4.       Upon expiration or termination of this Agreement, each party shall return to the other party all Confidential Information received from the other party, including all copies thereof, to the other party, or, with such other party’s written consent, destroy all such Confidential Information.

However, the Receiving Party may retain one (1) archival copy of the Confidential Information that it may use only in case of a dispute concerning this Agreement, provided always that the information retained shall be kept confidential in accordance with the terms of this Agreement. Notwithstanding the return or destruction of such Confidential Information, the Receiving Party shall continue to be bound by its confidentiality and other obligations in this Agreement.

7.5.       Client understands and acknowledges that K&K has significant contacts within and outside the cannabis and hemp industries and may have already have some of the same contacts and information that is accessible to Client at the time of signing this agreement. Further, K&K intends to continue to develop independently of Client, it’s contacts.

8.  No Partnership.

K&K and its agents and employees will perform their duties and obligations under this Agreement as independent contractors. Nothing contained in this Agreement will be construed as creating an employment, agency, partnership, joint owner, or joint venture relationship between the parties.

9.  No Representations

K&K makes no representations expressed or implied that it will effect a transaction as a result of the services furnished under this Agreement. The duties of K&K shall not include legal or accounting services which shall be procured by Client at Client’s own expense. Client is solely responsible for all information provided to prospective buyers, suppliers, businesses and/or investors in any format, and K&K has no responsibility for incorrect or inaccurate information.

10.  Duty to Cooperate

Client agrees to cooperate with K&K in providing any information requested and shall not prevent K&K’s full participation and attendance at any negotiation and meetings between Client and buyers and/or suppliers that introduced by K&K.

11.  Breach

If a dispute, controversy or claim arises out of or relates to this Agreement, or the breach thereof, a written notice shall be sent stating with particularity the dispute, controversy, claim or breach, and providing fourteen (14) days to cure the alleged subject matter. If the matter cannot be settled through negotiation, the parties agree first to try in good faith to settle the matter by mediation before resorting to arbitration or some other dispute resolution procedure. In the event either party initiates litigation arising out of or relating to this Agreement, the prevailing party shall recover from the non-prevailing party its reasonable attorney’s fees and costs of suit.

12.  No Waiver

The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement or covenant herein contained.

13.  Governing Law / Jurisdiction

This Agreement will be governed by and construed under, the laws of Israel, without regard to the principles of choice of law. The parties agree to attorn to the exclusive jurisdiction of the courts of Tel Aviv Israel in relation to the interpretation and enforcement of this Agreement.

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14.  Severability / Compliance

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect in accordance with the terms hereof. Client agrees that it will be solely responsible for ensuring that the transaction or any transaction complies with applicable law.

15.  Entire Agreement

This Agreement represents the entire agreement with respect to the subject matter hereof and terminates and supersedes all prior understandings or agreements with respect to such matters. This Agreement may be amended only in writing signed by both parties.

16.  Signatories

This Agreement is entered into on this 19th day of May, 2021, behalf of:

K&K Consultants Ltd.:	CannapharmaRx Inc. :

_________________________________	/s/ Dominic Colvin

Print Name: Tzvi Lefler	Print Name: Dominic Colvin

:

Title: President and CEO	Title: President & CEO

Telephone: +972-52-7566002	Telephone: +1 778 214 5075

Email: leflertzvi@gmail.com	Email: ncolvin@cannapharmarx.com

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